Exhibit 10.1
November 20, 2008
Mr. Jeffrey A. Bjorkman
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340

Re:	Employment Arrangements
Dear Jeff:
     I am writing regarding our recent discussion about your plans to retire from Polaris Industries, Inc. (“Polaris”). Thank you for sharing your plans with me and for agreeing to postpone complete retirement and to make yourself available to the Company in order to assist with an orderly transition of your responsibilities and relationships. This letter agreement (the “Agreement”) is written for the purpose of setting forth the terms and conditions of your continued employment by Polaris during the transition period and to confirm your retirement benefits.
     1. Title and Position.
     Your employment as Vice President-Operations of Polaris will terminate upon the appointment of your successor but no later than May 1, 2009 or at such earlier time, but not before January 1, 2009, as you may designate (such date referred to herein as the “Beginning Date”). Thereafter and during the term of you employment hereunder, you shall be employed as the Senior Operations Advisor of Polaris to provide advice and counsel on operations, Polaris’ relationships with various third parties and on other matters within your experience and expertise as may be reasonably requested by the Chief Executive Officer of Polaris; provided that requests for such services shall not unreasonably interfere with your other personal, charitable or other business activities. You will be an employee of Polaris, but not a reporting individual for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. You will be subject to the insider trading policies of Polaris.
     2. Term of Employment.
     Unless sooner terminated as provided in Section 4 below, your employment as Senior Operations Advisor under the terms of this Agreement shall begin on the Beginning Date and shall continue until January 31, 2010 (such period referred to herein as the “Term”).
     3. Compensation and Benefits.
     (a) Base Salary. During the Term, you will be paid a annual base salary (“Base Salary”) in the amount of $100,000, payable in accordance with Polaris’ customary payroll policy, less all applicable withholdings and deductions. We do not anticipate that you will be

Jeffrey A. Bjorkman
November 20, 2008

awarded either annual bonuses or awards under Polaris’ stock based or other incentive plans for services performed during the Term.
     (b) Supplemental Perquisites. During the term of your employment hereunder, you will participate in Polaris’ benefit programs and receive the perquisites described in Exhibit A hereto.
     4. Severance Agreement
     The Severance Agreement between you and Polaris dated January 16, 2008 (the “Severance Agreement”) remains in full force and effect; provided, however, that for purposes of calculating the “Non-Change in Control Termination Payment” pursuant paragraph 3(a) of the Severance Agreement, the amount calculated under paragraph 3(a)(i)(A) of the Severance Agreement shall be your annual base salary as of the date of this Agreement and the amount calculated under paragraph 3(a)(i)(B) of the Severance Agreement shall be equal to 80% of your annual base salary as of the date of this Agreement.
     5. Termination
     (a) Termination of Agreement
     (i) This Agreement and your employment hereunder may be terminated at any time by the mutual written agreement of you and Polaris.
     (ii) This Agreement and your employment hereunder may be terminated by you for any reason at any time upon 30 days’ prior written notice to Polaris.
     (iii) This Agreement and your employment hereunder will automatically terminate upon your death or permanent disability as defined in Polaris’ long term disability plan then in effect.
     (iv) This Agreement and your employment hereunder may be terminated by Polaris for Cause (as defined below) immediately upon written notice to you.
(b) Definition of Cause. For purposes of this Agreement only, “Cause” means (i) repeated violations of the Employee’s employment obligations (other than as a result of incapacity due to physical or mental illness), which are demonstrably willful and deliberate on Employee’s part and which are not remedied in a reasonable period after written notice from the Company specifying such violations; or (ii) conviction for (or plea of nolo contendere to) a felony.

Jeffrey A. Bjorkman
November 20, 2008

     6. Retirement. Upon the completion of the Term, or upon termination of your employment in accordance with Section 5 (other than termination as a result of your death) prior thereto, you will be eligible for early retirement from Polaris for all purposes and eligible to participate in the benefit plans and receive the payments and perquisites set forth in Paragraph 3 of the Severance Agreement, including, without limitation, Paragraph 3(g).
     7. Stock Options. Upon the termination of your employment in accordance with this Agreement, other than a termination by Polaris for Cause, the stock option that you were awarded pursuant to a Stock Option Agreement between you and the Company dated on January 29, 2007 will vest and become exercisable to the extent not then vested. Additionally, the portion of each of your then outstanding and exercisable stock options that has not been exercised upon the date of termination shall continue to be exercisable for a period of 36 months from the date of termination, but not after the “Expiration Date” set forth in the stock option agreement memorializing such stock option. You agree to enter into such amendments and other documents as are reasonably necessary to achieve the foregoing modifications.
     All notices under this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail, return receipt requested, to the party to receive the same at the address set forth below or such other address as may have been furnished by proper notice.

Polaris:	Polaris Industries Inc.
2100 Highway 55
Medina, Minnesota 55340
Attention: Secretary

You:	Jeffrey A. Bjorkman
     This Agreement is entered into in the State of Minnesota and shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota.
     This Agreement and the Severance Agreement constitute the entire understanding of the parties hereto and supersede all prior understandings, whether written or oral, between the parties with respect to your employment with Polaris.

Jeffrey A. Bjorkman
November 20, 2008

     Please sign and return a copy of this Agreement indicating that you accept our offer and confirming the terms of your employment.

Very truly yours,

Polaris Industries Inc.

/s/ Scott Wine
By Scott Wine
Chief Executive Officer

Accepted and Confirmed:

November 20, 2008

/s/ Jeffrey A. Bjorkman Jeffrey A. Bjorkman

Exhibit A
Policy & Procedure

Subject
                PERQUISITES — A2 and B1 and B2 Officer Retirement                                                Revised: 10/2007

Eligibility:	Position of A2 or B1 and B2 level officer age 65.

Medical Insurance	Polaris will provide a fully insured medical insurance plan through the same provider as an active Polaris employee for eligible retirees and spouses, including a prescription drug supplement, to coincide with Medicare B. Details are outlined in the summary plan documents.

Dental Insurance	Dental insurance will be continued for the retiree and spouse under a fully insured plan at the same coverage level and with the same provider as an active Polaris employee.

Company Products	Continued use of company products in accordance with the active officer product program. This includes up to 6 products for B level officers and 12 products for A2 level officers, accompanied by clothing and accessories, subject to the rules of the active officer product program. The Company will also arrange for the use of a demo motorcycle from one of our dealers when requested anywhere that Polaris has a Victory dealer.

Physical Exams	Continued annual physicals at the Mayo Clinic for retired officer and spouse in accordance with the active officer benefit. This is a taxable benefit and the individual will receive a1099 form for tax filing purposes.

LTIP	Prorated LTIP payout based on time worked during performance measurement period payable at the end of the measurement period in accordance with normal payment schedule.